Exhibit 5.8

[Letterhead of Whyte Hirschboeck Dudek S.C.]

September 11, 2012

Community Choice Financial, Inc.

7001 Post Road, Suite 200

Dublin, Ohio  43016

Re:                               Registration Statement on Form S-4 Filed by Community Choice Financial, Inc.
(“CCFI”) Relating to the “Exchange Offer” (as defined below).

Ladies/Gentlemen:

We have acted as Wisconsin local counsel to Cash Central of Wisconsin, LLC, a Wisconsin limited liability company (the “Company”), which you have advised is an indirect subsidiary of CCFI, in connection with the Registration Statement referred to above and the Company’s issuance of its guaranty (the “Guarantee”) of the Exchange Notes being offered thereunder (the “Exchange Offer”), pursuant to an Indenture dated as of April 29, 2011 among CCFI, the subsidiary guarantors named on the signature pages thereto and U.S. Bank National Association, as Trustee and Collateral Agent (the “Indenture”), as amended and supplemented by the First Supplemental Indenture dated as of April 1, 2012 (the “First Supplemental Indenture”).

The opinions expressed below are furnished at your request, pursuant to the Indenture.   Unless otherwise defined herein, terms defined in the Indenture and used herein shall have the meanings given to them in the Indenture.

In arriving at the opinions expressed below:

(a)   We have examined and relied on copies of the Indenture and the First Supplemental Indenture;

(b)   We have examined all of the following:  (1) copies of resolutions adopted by the Company’s Managers on April 1, 2012 and June 22, 2012, as certified to us by the Company’s Secretary, (2) the Articles of Organization, as amended, of the Company as certified on March 20, 2012 by the Wisconsin Department of Financial Institutions (“WDFI”),  and (3) the Amended and Restated Operating Agreement of the Company dated as of April 1, 2012, as certified to us by the Company’s Secretary (the Articles of Organization and Operating Agreement described in (2) and (3) are sometimes referred to herein as the Company’s “Organizational Documents”);

(c)   We have examined and relied on such other instruments and certificates of public officials and of other Persons, and we have made such investigations of law, in each case as we have deemed necessary or appropriate as a basis for such opinions; and

(d)   We have relied as to the matters stated therein on an Omnibus Secretary’s Certificate of the Senior Vice President, Secretary and General Counsel of the Company dated June 22, 2012 (the “Officer’s Certificate”); we have made no independent investigation as to such matters.

In addition to the documents listed above, we have reviewed such other documents as we have deemed necessary for the purpose of rendering the opinions set forth herein.

In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (a) the authenticity of all documents submitted to us as originals, (b) the genuineness of all signatures on all documents that we examined, (c) that the Company’s Organizational Documents were, at all times relevant to these opinions (and in particular at the time at which the First Supplemental Indenture was executed and delivered by the Company) identical to the Organizational Documents reviewed by us, (d) the conformity to authentic originals of all documents submitted to us as certified, conformed or photostatic copies, (e) the accuracy of the statements contained in the Officer’s Certificate, and (f) the legal capacity of signers to execute the First Supplemental Indenture and all other documents reviewed by us.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations that are identified in this letter, we are of the opinion that:

1.             The Company: (i) is a limited liability company duly organized and validly existing under the Wisconsin Limited Liability Company Law, Chapter 183 of the Wisconsin Statutes, (ii) has filed its most recent required annual report, and (iii) has not filed articles of dissolution.

2.             The Company (a) has the requisite limited liability company power and authority under the laws of the State of Wisconsin to execute and deliver the First Supplemental Indenture and (b) has taken all limited liability company action necessary to authorize the execution and delivery of the First Supplemental Indenture.  The Company has the requisite limited liability company power and authority under the laws of the State of Wisconsin to perform its obligations under the Indenture and First Supplemental Indenture and has taken all limited liability company action necessary to authorize the performance thereof.

Assumptions and Qualifications

a.             For purposes of numbered paragraph 1 above, we have relied exclusively upon a Certificate of Status with respect to the Company, dated June 11, 2012 and issued by the WDFI, and such opinion is not intended to provide any conclusion or assurance beyond that conveyed by such Certificate of Status.

b.             We call to your attention that we have reviewed the Indenture and the First Supplemental Indenture solely for the purpose of rendering to the addressee(s) hereof the opinions contained in this letter as Wisconsin counsel to the Company, and not for any other purpose.

c.             We have assumed that each of the parties (other than the Company): (i) validly exists; (ii) has the necessary right, power and authority, and has all registrations, qualifications and licenses, necessary to execute and deliver and perform its obligations under the Indenture and the First Supplemental Indenture and the other instruments and documents executed and delivered by such party in connection therewith; and (iii) has duly authorized the transactions contemplated by the Indenture and the First Supplemental Indenture.

d.             We have assumed that the Indenture and the First Supplemental Indenture have been duly executed, delivered and accepted by all parties thereto (other than the Company).

e.             We have assumed that the Company has received adequate consideration for the Guarantee.

f.              Except as expressly stated herein, we have not examined the records of the Company, the Trustee, CCFI or any court or any public, quasi-public, private or other office in any jurisdiction, or the files of our firm, and our opinions are subject to matters that an examination of such records would reveal.

The opinions expressed herein are limited to (1) the federal laws of the United States and (2) the laws of the State of Wisconsin, as in effect on the date hereof as they currently apply; and we express no opinion herein as to the laws of any other jurisdiction.

These opinions are given as of the date hereof, they are intended to apply only to those facts and circumstances that exist as of the date hereof, and we assume no obligation or responsibility to update or supplement these opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur, or to inform the addressee(s) of any change in circumstances occurring after the date hereof that would alter the opinions rendered herein.

This opinion is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly contained herein.  Except as expressly set forth herein, this opinion is being provided solely for the purpose of complying with the requirements of the Securities Act of 1933, as amended (the “Securities Act”).  We hereby consent to the filing of this opinion with the United States Securities and Exchange Commission (“Commission”) as Exhibit 5.8 to the Registration Statement referred to above.  We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Except as expressly provided above, this opinion may not be used or relied upon for any other purpose or filed with or disclosed to any governmental authority, other than to a court in connection with the enforcement or protection of the rights or remedies of the Trustee, without our prior written consent.

Very truly yours,

WHYTE HIRSCHBOECK DUDEK S.C.

By:	/s/ John F. Emanuel
John F. Emanuel